PROSPECTUS Dated May 18, 2000 PROSPECTUS SUPPLEMENT Dated May 18, 2000	Pricing Supplement No. 36 to Registration Statement No. 333-34392 September 7, 2000 Rule 424(b)(3)

Morgan Stanley Dean Witter & Co.
MEDIUM-TERM NOTES, SERIES C
Senior Floating Rate Notes

We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:	$100,000,000	Issue Price:	100%
Maturity Date:	September 16, 2002	Settlement Date (Original Issue Date):	September 15, 2000
Interest Accrual Date:	September 15, 2000	Initial Interest Reset Date:	December 15, 2000
Interest Payment Dates:	Each March 15, June 15, September 15, and December 15, commencing December 15, 2000	Interest Reset Dates:	Same as Interest Payment Dates
Initial Interest Rate:	To be determined two London banking days prior to the Original Issue Date	Interest Reset Period:	Quarterly
Base Rate:	LIBOR	Interest Determination Dates:	Two London banking days prior to each Interest Reset Date
Index Maturity:	3 Months	Reporting Service:	Telerate (Page 3750)
Spread (Plus or Minus):	Plus 0.08% per annum	Book Entry Note or Certificated Note:	Book Entry Note
Index Currency:	U.S. Dollars	Senior Note or Subordinated Note:	Senior Note
Interest Payment Period:	Quarterly; provided that interest for the final Interest Payment Date will accrue to but excluding the Maturity Date	Agent:	Morgan Stanley & Co. Incorporated
Specified Currency:	U.S. Dollars	Calculation Agent:	The Chase Manhattan Bank
		Minimum Denomination:	$1,000
		CUSIP:	61745EQW4

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER